Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.
P R E S S   R E L E A S E
CYCLACEL PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2010
— Conference Call Scheduled May 13, 2010 at 4:30 p.m. Eastern Time —
BERKELEY HEIGHTS, NJ — May 13, 2010 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP), a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious disorders, today reported its financial results and business highlights for the first quarter ended March 31, 2010. The net loss for the first quarter was $5.1 million, or $0.18 per basic and diluted share. This compared to a net loss of $5.1 million, or $0.26 per basic and diluted share, for the same period in 2009. As of March 31, 2010, cash and cash equivalents totaled $24.2 million.
“We made important progress during the quarter in advancing the development of sapacitabine, our lead product candidate,” said Spiro Rombotis, President and Chief Executive Officer of Cyclacel. “We submitted to FDA a Special Protocol Assessment (SPA) request for a randomized Phase 3 study of sapacitabine in elderly patients with acute myeloid leukemia (AML). The FDA has reviewed our proposed Phase 3 protocol and statistical analysis plan. Following consultations with the FDA, we expect to receive action on the SPA in the near future. Looking to the rest of the year in our sapacitabine program, we are preparing to initiate the Phase 3 study in AML, planning to report Phase 2 data in MDS and progressing our Phase 2 study in lung cancer. We are also continuing to evaluate the broad therapeutic utility of our cyclin-dependent kinase (CDK) inhibitor drug candidates in treating cancers that are resistant to available therapies.”
First Quarter 2010 and Recent Highlights
•	SPA submission for a randomized Phase 3 study of sapacitabine in elderly patients with AML
•	Publication of peer-reviewed journal articles demonstrating non-clinical activity with Cyclacel’s seliciclib and its analogue CYC065 in resistant cancers, including lung cancer with Ras mutations, such as K-RAS and N-RAS, and breast cancer resistant to letrozole or trastuzumab
•	Presented six abstracts at the American Association for Cancer Research annual meeting, including data on sapacitabine, seliciclib, CYC065, a second-generation CDK inhibitor, and Polo-like kinase 1 (Plk1) inhibitors, highlighting Cyclacel’s innovative and diverse oncology pipeline
•	Raised $18.5 million in registered offerings and warrant exercises
•	Regained compliance with the minimum $50 million market value of listed securities requirement for continued listing on The NASDAQ Global Market
“Recently published data demonstrated that seliciclib and CYC065 have activity in resistant lung cancer cell lines with Ras mutations. Building on these findings, we plan to test tissue samples from patients treated with seliciclib for Ras mutations. We were recently encouraged to learn that a cancer patient in one of our seliciclib studies who experienced prolonged stable disease of over a year while on seliciclib treatment was subsequently confirmed to have the K-RAS mutation,” added Mr. Rombotis. “Cyclacel and its collaborating scientists and physicians are intrigued by these early results and continue to explore the activity of CDK inhibitors in the setting of resistant cancers.”

Future Milestones
•	FDA action regarding the SPA for the Phase 3 study of sapacitabine in elderly patients with AML
•	Initiation of Phase 3 study of sapacitabine in elderly patients with AML
•	Report myelodysplastic syndromes (MDS) interim Phase 2 data with sapacitabine at the American Society of Clinical Oncology (ASCO) annual meeting
•	Report non-small cell lung cancer (NSCLC) interim Phase 2 data with sapacitabine and
•	Report top line results from APPRAISE NSCLC Phase 2b trial with seliciclib
First Quarter 2010 Financial Results
Revenues for the quarter were $0.3 million, compared to $0.2 million for the same period in 2009. Cyclacel’s product revenues were comprised of sales of Xclair® Cream for radiation dermatitis and Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia.
The operating loss for the quarter was $4.5 million compared to $5.2 million for the same period in 2009. Cyclacel reported a net loss of $5.1 million, or $0.18 per share for the first quarter of 2010, compared to a net loss of $5.1 million, or $0.26 per share for the same period in 2009.
Research and development expenses in the first quarter of 2010 were $2.2 million compared to $3.1 million for the same period in 2009. The $0.9 million decrease was primarily the result of focusing activities on our lead drug candidate, sapacitabine. Total selling, general and administrative expenses for the first quarter of 2010 were $2.4 million, compared to $2.2 million for the same period in 2009 with the $0.2 million increase primarily related to increased spending on professional costs.
As of March 31, 2010, Cyclacel’s cash and cash equivalents were $24.2 million compared to $11.5 million as of December 31, 2009. The Company raised $18.5 million through registered offerings and warrant exercises in this first quarter which resulted in higher cash and cash equivalents balances. The Company expects its existing capital resources should be adequate to fund operations and commitments into 2012.
Conference call and Webcast Information:
Cyclacel management will review first quarter 2010 financial and business highlights on a conference call scheduled for today at 4:30 p.m. Eastern. Conference call and webcast details are as follows:
US/Canada call: (877) 493-9121/ international call: (973) 582-2750
US/Canada archive: (800) 642-1687 / international archive: (706) 645-9291
Code for live and archived conference call is 73236113
Webcast: For the live and archived webcast, please visit the Corporate Presentations page on the Cyclacel website at www.cyclacel.com. The webcast will be archived for 90 days and the audio replay for 7 days.
About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a biopharmaceutical company developing oral therapies that target the various phases of cell cycle control for the treatment of cancer and other serious disorders. Three product candidates are in clinical development: Sapacitabine (CYC682), a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly, myelodysplastic syndromes and lung cancer. Seliciclib (CYC202 or R-roscovitine), a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 studies for the treatment of lung cancer and nasopharyngeal cancer and in a Phase 1 trial in combination with sapacitabine. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in a Phase 1 trial in patients with solid tumors. Cyclacel’s

ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.
Forward-looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and current filings that have been filed with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact for Cyclacel Pharmaceuticals, Inc.
Investors/Media:
Corey Sohmer, (908) 517-7330
csohmer@cyclacel.com
© Copyright 2010 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.

CYCLACEL PHARMACEUTICALS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In $000s, except share and per share amounts)
(Unaudited)

			Period from
			August 13, 1996
	Three Months Ended		(inception) to
	March 31,		March 31,
	2009	2010	2010
Revenues:
Collaboration and research and development revenue	—	—	3,000
Product revenue	216	254	2,002
Grant revenue	12	17	3,652

	228	271	8,654

Operating expenses:
Cost of goods sold	116	142	1,116
Research and development	3,097	2,178	172,357
Selling, general and administrative	2,230	2,402	74,248
Goodwill and intangible impairment	—	—	7,934
Restructuring costs	—	—	2,634

Total operating expenses	5,443	4,722	258,289

Operating loss	(5,215)	(4,451)	(249,635)
Other income (expense):
Costs associated with aborted 2004 IPO	—	—	(3,550)
Payment under guarantee	—	—	(1,652)
Change in valuation of derivative	—	—	(308)
Change in valuation of warrants	(8)	(789)	5,575
Foreign exchange losses	(137)	11	(4,176)
Interest income	46	9	13,652
Interest expense	(107)	(24)	(4,657)

Total other income (expense)	(206)	(793)	4,884

Loss before taxes	(5,421)	(5,244)	(244,751)
Income tax benefit	358	133	17,355

Net loss	(5,063)	(5,111)	(227,396)
Dividends on preferred ordinary shares	—	—	(38,123)
Deemed dividend on convertible exchangeable preferred shares	—	(419)	(419)
Dividends on convertible exchangeable preferred shares	(307)	(289)	(2,846)

Net loss applicable to common shareholders	(5,370)	(5,819)	(268,784)

Net loss per share — Basic and diluted	$(0.26)	$(0.18)

Weighted average common shares outstanding	20,433,129	31,721,822

CYCLACEL PHARMACEUTICALS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In $000s, except share amounts)

	December 31,	March 31,
	2009	2010
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	11,493	24,200
Inventory	145	107
Prepaid expenses and other current assets	1,731	1,558

Total current assets	13,369	25,865
Property, plant and equipment (net)	901	715
Deposits and other assets	196	196

Total assets	14,466	26,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,709	1,782
Accrued liabilities and other current liabilities	6,709	5,818
Warrant liability	342	1,131
Other accrued restructuring charges	1,062	780

Total current liabilities	9,822	9,511
Stockholders’ equity	4,644	17,265

Total liabilities and stockholders’ equity	14,466	26,776

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